FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
July 18, 2005	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
SECOND QUARTER EARNINGS

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2005 second quarter earnings of $31.2 million, or $1.08 per diluted share, up 27% from $24.6 million, or $0.85 per diluted share, in the second quarter of 2004. Year-to-date, earnings are $59.3 million, or $2.05 per diluted share, up 40% from $42.5 million, or $1.47 per diluted share in the prior year.

“Our business has continued to grow this past quarter by almost any measure,” said Robert J. Glickman, President and Chief Executive Officer. “This growth is evidenced by:

•	Asset growth - total assets of $6.5 billion, up $1.5 billion since December 31, 2004;
•	Loan growth - loans outstanding of $3.6 billion, up $800 million year-to-date; total commitments of $7.6 billion, up $2.3 billion year-to-date;
•	Deposit growth - deposits of $5.5 billion, up $1.4 billion in the last six months;
•	Net interest income growth - year-to-date net interest income up 50% compared to last year.

Furthermore, originations of commercial real estate loans are at a record pace and our pipeline of loans pending remains very strong.

This growth was achieved while keeping tight control on our costs. Noninterest costs increased moderately and with an efficiency ratio of only 25% year-to-date, we continue to be among the most efficiently run banks in the industry.

Finally, we continued our trend of extraordinary loan quality. I’m happy to report that we once again had no commercial real estate loan charge-offs this quarter. In fact, we have not had a single commercial real estate loan charge-off in over five years and only de minimus charge-offs over the last ten years. This achievement is particularly remarkable because over the past ten years we have originated and closed nearly $14 billion in commercial real estate loans.”

Corus Bankshares, Inc. (“Corus” or the “Company”) is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. (the “Bank”) has eleven branches in the Chicago metropolitan area and is a leader in providing construction and development loans for commercial real estate projects across the country. Corus Bank finances projects in major markets nationwide with a target loan size from $20 million to $135 million.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “may,”“intends,”“expects,”“anticipates,”“estimates,”“projects,”“targets,”“forecasts,”“seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•
the general state of the economy and, together with all aspects of Corus’ business that are affected by changes in the economy, the impact that changes in short-term interest rates have on Corus’ net interest margin;

•	Corus’ ability to continue its strong loan originations and, potentially, its ability to increase the commercial real estate loan portfolio;
•	the timing of drawdowns on unfunded loan commitments and paydowns of existing loans;
•	Corus’ ability to access and maintain cost-effective funding to support marginal loan growth;
•	Corus’ ability to limit losses associated with nonperforming loans;
•	changes in management's estimate of the adequacy of the allowance for loan losses;
•	the impact of competitors’ pricing initiatives on loan and deposit products;
•	the extent of defaults and losses given default; and
•	changes in the laws, regulations and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company’s financial results is included in the Company’s 2004 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

# # #

Summary Financial Data (Unaudited)
(In thousands, except per-share data)	2005	2004	2003 (1)

For the Three Months Ended June 30:
Net income	$31,185	$24,576	$13,292
Basic earnings per share	1.12	0.88	0.47
Diluted earnings per share	1.08	0.85	0.46
Average earning assets	5,935,513	3,761,688	2,624,590
Net interest income (fully taxable equivalent)	58,381	36,252	28,677
Noninterest income (without securities gains/losses)	4,845	3,498	3,592
Net operating revenue (2)	63,226	39,750	32,269
Cash dividends declared per common share	0.350	0.313	0.250
Net interest margin (fully taxable equivalent)	3.93%	3.85%	4.37%
Return on equity (ROE)	20.4%	17.8%	10.8%
Return on assets (ROA)	2.1%	2.6%	2.0%
Efficiency ratio (3)	23.7%	36.0%	39.0%

For the Six Months Ended June 30:
Net income	$59,305	$42,511	$25,085
Basic earnings per share	2.13	1.52	0.89
Diluted earnings per share	2.05	1.47	0.87
Average earning assets	5,566,210	3,652,723	2,580,851
Net interest income (fully taxable equivalent)	110,578	73,651	55,954
Noninterest income (without securities gains/losses)	8,387	6,981	7,314
Net operating revenue (2)	118,965	80,632	63,268
Cash dividends declared per common share	0.700	0.625	0.330
Net interest margin (fully taxable equivalent)	3.97%	4.03%	4.34%
Return on equity (ROE)	19.6%	15.4%	10.3%
Return on assets (ROA)	2.1%	2.3%	1.9%
Efficiency ratio (3)	24.7%	35.4%	40.0%

Capital Ratios at June 30:
Leverage (Tier 1 capital to quarterly average assets)	12.92%	17.70%	19.11%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	12.07%	18.11%	17.38%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	14.86%	21.06%	19.65%
Common equity to total assets	9.73%	14.63%	17.61%

Common Stock Data at June 30:
Market price per common share	$55.49	$41.11	$24.07
Common shareholders' equity per share	22.74	20.15	18.12
Shares outstanding at end of period	27,827	27,854	28,068

Reflects a 100% stock dividend on December 15, 2003.
(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.
(2) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.
(3) Noninterest expense less goodwill amortization, divided by net operating revenue.

Condensed Consolidated Balance Sheets	(Unaudited)		(Unaudited)
	June 30	December 31	June 30
(Dollars in thousands)	2005	2004	2004

Assets
Cash and due from banks – noninterest-bearing	$104,104	$55,806	$66,037
Federal funds sold	117,900	1,473,500	1,262,000
Securities:
Available-for-sale, at fair value
Common stocks	206,904	219,099	208,081
Other securities	2,461,462	447,526	45,589
Held-to-maturity, at amortized cost	12,469	12,344	11,133
Total Securities	2,680,835	678,969	264,803
Loans, net of unearned income	3,573,621	2,793,828	2,229,448
Less: Allowance for loan losses	33,418	32,882	36,996
Net Loans	3,540,203	2,760,946	2,192,452
Premises and equipment, net	25,810	25,399	26,011
Accrued interest receivable and other assets	30,846	18,644	20,658
Goodwill, net of accumulated amortization	4,523	4,523	4,523
Total Assets	$6,504,221	$5,017,787	$3,836,484

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$276,561	$235,700	$239,995
Interest-bearing	5,219,359	3,864,452	2,740,726
Total Deposits	5,495,920	4,100,152	2,980,721
Long-term debt – subordinated debentures	306,706	255,158	203,611
Other borrowings	662	6,931	33,956
Accrued interest payable and other liabilities	68,138	55,955	57,018
Total Liabilities	5,871,426	4,418,196	3,275,306

Shareholders' Equity
Common stock, surplus and retained earnings	583,732	542,214	503,061
Net unrealized gains on available-for-sale securities	49,063	57,377	58,117
Total Shareholders' Equity	632,795	599,591	561,178
Total Liabilities and Shareholders' Equity	$6,504,221	$5,017,787	$3,836,484

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(In thousands, except per-share data)	2005	2004	2005	2004
Interest, loan fees, and dividend income	$98,613	$50,328	$181,138	$101,060
Interest expense	40,876	14,685	71,852	28,636
Net Interest Income	57,737	35,643	109,286	72,424
Provision for loan losses	-	-	-	-
Net Interest Income after
Provision for Loan Losses	57,737	35,643	109,286	72,424
Noninterest Income:
Service charges on deposit accounts	2,863	2,920	5,837	5,852
Securities gains/(losses), net	151	12,636	2,823	13,890
Other income	1,982	578	2,550	1,129
Total noninterest income	4,996	16,134	11,210	20,871
Noninterest Expense:
Salaries and employee benefits	10,425	9,666	20,697	19,293
Net occupancy	964	930	1,969	1,923
Data processing	427	970	804	1,700
Depreciation – furniture & equipment	360	393	643	711
Other expenses	2,811	2,355	5,301	4,923
Total noninterest expense	14,987	14,314	29,414	28,550
Income before income taxes	47,746	37,463	91,082	64,745
Income tax expense	16,561	12,887	31,777	22,234

Net Income	$31,185	$24,576	$59,305	$42,511

Earnings Per Common Share:
Basic	$1.12	$0.88	$2.13	$1.52
Diluted	$1.08	$0.85	$2.05	$1.47

Weighted Average Common and Common
Equivalent Shares Outstanding	28,894	28,772	28,876	28,831

Average Balance Sheets and Net Interest Margin (Unaudited)
	Three Months Ended June 30:
	2005			2004
	Average	Interest	Yield/	Average	Interest	Yield/
(Dollars in thousands)	Balance	and Fees	Cost	Balance	and Fees	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$2,569,538	$20,288	3.16%	$1,280,628	$4,397	1.37%
Common stocks (2)	204,136	2,269	4.45%	198,487	2,149	4.33%
Loans, net of unearned income (3)	3,161,839	76,700	9.70%	2,282,573	44,391	7.78%
Total earning assets	5,935,513	99,257	6.69%	3,761,688	50,937	5.42%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	97,101			74,736
Allowance for loan losses	(33,242)			(36,849)
Premises and equipment, net	25,902			26,259
Other assets, including goodwill	29,615			21,855
Total assets	$6,054,889			$3,847,689

Liabilities and Shareholders' Equity
Deposits – interest-bearing:
Retail certificates of deposit	$2,371,295	$19,823	3.34%	$492,655	$2,602	2.11%
Money market deposits	1,511,105	11,328	3.00%	1,241,403	5,561	1.79%
Brokered certificates of deposit	451,525	4,134	3.66%	560,464	3,366	2.40%
NOW deposits	310,457	1,185	1.53%	248,330	674	1.09%
Savings deposits	159,696	197	0.49%	169,980	210	0.50%
Total interest-bearing deposits	4,804,078	36,667	3.05%	2,712,832	12,413	1.83%

Long-term debt – subordinated debentures	283,198	4,127	5.83%	190,016	1,979	4.17%
Other borrowings	3,149	82	NM	78,379	293	NM
Total interest-bearing liabilities	5,090,425	40,876	3.21%	2,981,227	14,685	1.97%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	281,227			257,906
Other liabilities	72,417			55,621
Shareholders' equity	610,820			552,935
Total liabilities and shareholders' equity	$6,054,889			$3,847,689

Interest income and loan fees/average earning assets	$5,935,513	$99,257	6.69%	$3,761,688	$50,937	5.42%
Interest expense/average interest-bearing liabilities	$5,090,425	40,876	3.21%	$2,981,227	14,685	1.97%
Net interest spread		$58,381	3.48%		$36,252	3.45%

Net interest margin			3.93%			3.85%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1) Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $5,000 and $6,000 for 2005 and 2004, respectively.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $621,000 and $588,000 for 2005 and 2004, respectively.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $18,000 and $15,000 for 2005 and 2004, respectively.
Includes net interest income derived from interest rate swap contracts.

Average Balance Sheets and Net Interest Margin (Unaudited)
	Six Months Ended June 30:
	2005			2004
	Average	Interest	Yield/	Average	Interest	Yield/
(Dollars in thousands)	Balance	and Fees	Cost	Balance	and Fees	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$2,326,517	$34,058	2.93%	$1,070,594	$7,684	1.44%
Common stocks (2)	209,546	4,529	4.32%	196,926	4,316	4.38%
Loans, net of unearned income (3)	3,030,147	143,843	9.49%	2,385,203	90,287	7.57%
Total earning assets	5,566,210	182,430	6.55%	3,652,723	102,287	5.60%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	104,831			85,361
Allowance for loan losses	(33,119)			(36,737)
Premises and equipment, net	25,731			26,275
Other assets, including goodwill	26,876			25,449
Total assets	$5,690,529			$3,753,071

Liabilities and Shareholders' Equity
Deposits – interest-bearing:
Retail certificates of deposit	$1,975,508	$31,190	3.16%	$456,181	$4,831	2.12%
Money market deposits	1,555,899	22,021	2.83%	1,217,342	10,624	1.75%
Brokered certificates of deposit	468,610	8,132	3.47%	575,949	7,119	2.47%
NOW deposits	301,589	2,289	1.52%	240,712	1,265	1.05%
Savings deposits	160,735	394	0.49%	168,578	417	0.49%
Total interest-bearing deposits	4,462,341	64,026	2.87%	2,658,762	24,256	1.82%

Long-term debt – subordinated debentures	271,676	7,602	5.60%	183,926	3,836	4.17%
Other borrowings	6,694	224	NM	57,129	544	NM
Total interest-bearing liabilities	4,740,711	71,852	3.03%	2,899,817	28,636	1.98%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	274,480			248,493
Other liabilities	68,736			53,940
Shareholders' equity	606,602			550,821
Total liabilities and shareholders' equity	$5,690,529			$3,753,071

Interest income and loan fees/average earning assets	$5,566,210	$182,430	6.55%	$3,652,723	$102,287	5.60%
Interest expense/average interest-bearing liabilities	$4,740,711	71,852	3.03%	$2,899,817	28,636	1.98%
Net interest spread		$110,578	3.52%		$73,651	3.62%

Net interest margin			3.97%			4.03%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1) Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $15,000 and $14,000 for 2005 and 2004, respectively.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $1.2 million for both 2005 and 2004.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $36,000 and $31,000 for 2005 and 2004, respectively.
Includes net interest income derived from interest rate swap contracts.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three and six months ended June 30, 2005, Corus’ net interest income increased to $57.7 million and $109.3 million, respectively, compared to $35.6 million and $72.4 million for the same periods in 2004. Even though the net interest margin remained relatively flat across these periods (see discussion below), increases in the overall level of earning assets (loans and investments) resulted in higher net interest income.

Corus’ net interest margin (the “NIM”) remained relatively flat, with an increase of 8 basis points and a decrease of 6 basis points, respectively, for the three and six months ended June 30, 2005, compared to the prior year. While on the surface there was very little change in the margin, underlying the numbers was a complex mixture of several opposing factors impacting the ratio. First, loan fees increased in the three- and six-month periods ended June 30, 2005 to $19.5 million and $37.4 million, respectively, from $10.3 million and $19.2 million, respectively, in the same periods of 2004. Increases in fees were due to both the “catch-up” effect of recognizing unamortized fees when loans pay off early (as loan fees are generally amortized straight-line over the contractual life of the loan) and increases in accretion resulting from the significant level of loan originations.

Another factor that contributed to changes in the NIM is the impact of increasing short-term market interest rates. Corus is generally asset sensitive, meaning that Corus has more variable rate assets than variable rate liabilities. During periods of increasing interest rates, this asset sensitivity will generally result in increases in the NIM. However minimum interest rate requirements (i.e., floors) in many of Corus’ commercial real estate loans have the effect of reducing, if not reversing, this asset sensitivity during periods of extremely low interest rates. Therefore, as short-term market interest rates climbed over the last 12 months, Corus’ NIM was initially negatively impacted. This negative effect dissipated as rates continued to rise and with the Federal Funds Rate now at 3.25%, the impact of the floors relative to increases in interest rates no longer exists and Corus has returned to its historical asset sensitive position.

Finally, liquidity management assets and interest-bearing deposits have increased significantly over the last year. Liquidity management assets are invested in Fed Funds and short-term U.S. agency securities that, to a great extent, have yields comparable to what is being paid on interest-bearing deposits. Therefore, we generate minimal net interest income from these incremental funds, which has a negative impact on the overall net interest margin.

Noninterest Income

For the three and six months ended June 30, 2005, noninterest income decreased by $11.1 million and $9.7 million, respectively, compared to the prior year. The decreases resulted mainly from lower securities gains, as described below. Partially offsetting the lower securities gains in 2005 was a second quarter $1.4 million gain, included in other income, on the sale of certain property owned by Corus. Corus had previously been leasing the property to a third party.

Securities Gains/(Losses), net
Securities gains for the three- and six-month periods ended June 30, 2005 declined compared to the same periods of 2004. The following details the net securities gains/(losses) by source:

	ThreeMonths Ended June 30		Six Months Ended June 30
(in thousands)	2005	2004	2005	2004
Gains on common stocks	$65	$10,070	$2,724	$10,151
Trading account gains/(losses), net	—	2,512	—	2,254
Mark-to-market adjustments on non-hedge derivatives	5	41	18	1,472
Sales of securities at subsidiary bank	81	13	81	13
Total security gains/(losses), net	$151	$12,636	$2,823	$13,890

Gains on common stocks
Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies. Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company. For the six months ended June 30, 2005, $1.9 million in gains were recognized due to sales and cash acquisitions while $0.8 million in gains were the result of stock-for-stock transactions. In the second quarter of 2004, Corus realized a gain of $10.1 million as a result of stock-for-stock transactions. Note that gains from stock-for-stock transactions have neither a cash flow nor net tax impact.

Additionally, Corus expects to report a third quarter 2005 gain of approximately $3.3 million from Capital One Financial’s (COF) announced plans to acquire Hibernia Corp. (HIB).

Trading account gains/(losses), net
From time to time, the Company may enter into security transactions in anticipation of taking gains on short-term price movements. Such securities are classified on our books as trading securities. Eligible trading securities include Treasury securities, agency securities and interest rate derivatives. All open trading positions are monitored closely by senior management and “loss limits” are in place to reduce potential losses.

Securities purchased for trading purposes are, at the time of purchase, clearly indicated as Trading Account securities on the Company’s books. Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity, is against the Bank’s policy and requires approval by the Bank’s Board of Directors.

Trading securities are marked to market on an ongoing basis with the resulting gain or loss included in income. Thus far in 2005, Corus has not recorded any gains or losses from trading transactions. For the six months ended June 30, 2004, Corus recorded net trading gains of $2.3 million.

Mark-to-market adjustments on non-hedge derivatives
For the six months ended June 30, 2004, the Bank recorded gains of $1.5 million from mark-to-market adjustments on non-hedge derivatives. These adjustments resulted primarily from basis swaps held by Corus, which were sold in April 2004. Mark-to-market adjustments associated with the remaining non-hedge derivatives have been, and are expected to remain, immaterial.

Noninterest Expense

For the three and six months ended June 30, 2005, noninterest expense increased slightly compared to the prior year. Salaries and benefits increased moderately due primarily to higher staffing levels and increases in commercial loan officer commission accruals. Partially offsetting these increases was a decline in data processing expense of $543,000 and $896,000, respectively, for the quarter and year-to-date periods, attributable to savings related to a new core data processing system installed at the end of the second quarter of 2004. Data processing costs for 2005 are estimated to be approximately $400,000 per quarter.

Common Stock Portfolio

At June 30, 2005, Corus held investments in the common stocks of 24 financial industry companies valued at $206.9 million, including net unrealized gains of $78 million. These investments are included in the available-for-sale classification. The following is a list of Corus’ holdings as of June 30, 2005:

Corporation	Ticker Symbol	Shares Held	Market Value	Percentage of Portfolio
(dollars in thousands)
Amcore Financial Inc.	AMFI	142,500	$4,258	2.1%
Amsouth Bancorporation	ASO	466,015	12,116	5.9
Associated Banc Corp.	ASBC	121,179	4,069	2.0
BB&T Corp.	BBT	33,736	1,348	0.7
Bank of America Corp	BAC	670,594	30,586	14.8
Bank of NY Co.	BK	100,000	2,878	1.4
Citigroup Inc.	C	225,000	10,402	5.0
City National Corp.	CYN	84,000	6,024	2.9
Comerica Inc.	CMA	339,300	19,612	9.5
Commerce Bancshares Inc.	CBSH	29,915	1,508	0.7
Compass Bancshares Inc.	CBSS	108,750	4,894	2.4
Fremont General Corp.	FMT	820,000	19,951	9.6
Hibernia Corp.	HIB	154,200	5,116	2.5
JP Morgan Chase & Co.	JPM	500,864	17,690	8.4
MAF Bancorp Inc.	MAFB	281,550	12,002	5.8
Mercantile Bankshares Corp.	MRBK	58,500	3,015	1.5
Merrill Lynch & Co. Inc.	MER	132,000	7,261	3.5
Morgan Stanley Dean Witter & Co.	MWD	82,000	4,303	2.1
National City Corp.	NCC	74,520	2,543	1.2
Provident Bancshares Corp.	PBKS	43,757	1,396	0.7
Regions Financial Corp.	RF	143,554	4,864	2.3
SunTrust Banks Inc.	STI	48,000	3,467	1.7
US Bancorp	USB	268,870	7,851	3.8
Wachovia Corp.	WB	398,191	19,750	9.5
Total			$206,904	100.0%

During the three and six months ended June 30, 2005, Corus received dividends on the stock portfolio of $1.6 million and $3.3 million, respectively, compared to $1.6 million and $3.1 million during the same periods of 2004. In addition to dividend income, see noninterest income section for discussion of realized and unrealized gains and losses.

Securities Other Than Common Stocks

Corus' current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading. This is due to management’s belief that virtually all securities should be available to be sold in conjunction with Corus’ liquidity and asset/liability management strategies.

At June 30, 2005, available-for-sale securities other than common stocks increased to $2.5 billion due mainly to Corus’ increased investment in short-term U.S. agency securities. As of June 30, 2005, 90% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within twelve months and 99% within 18 months.

Loan Portfolio

The following table details the composition of Corus’ outstanding loans:

	June 30, 2005		December 31, 2004		June 30, 2004
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate:
Senior non-construction	$1,713,045	48%	$1,419,670	51%	$909,597	41%
Senior construction	1,584,613	44	1,101,973	39	1,141,432	51
Mezzanine	131,980	4	111,278	4	44,515	2
Total commercial real estate	3,429,638	96%	2,632,921	94%	2,095,544	94%
Commercial	98,734	3	109,582	4	74,521	3
Residential real estate and other	45,249	1	51,325	2	59,383	3
Total loans	$3,573,621	100%	$2,793,828	100%	$2,229,448	100%

Commercial Real Estate Lending
Commercial real estate loans are comprised of senior non-construction, senior construction, and mezzanine loans. Senior non-construction loans typically have stated maturities of 1 to 3 years. The majority of these non-construction loans are to borrowers in the business of converting apartments to condominiums with less extensive renovation efforts (those with greater renovation aspects are included in construction, as discussed below). These loans are typically fully funded at the outset and paid down as the condominiums are sold. The remaining senior non-construction loans are typically amortizing loans collateralized by income-producing properties such as hotels, office buildings or apartment projects.

Senior construction loans generally have slightly longer stated maturities, typically ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. These loans consist of both ground-up construction projects and condominium conversion projects where extensive renovation is planned.

Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus first mortgage loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

At June 30, 2005, funded commercial real estate loans totaled $3.4 billion, an increase of $1.3 billion, or 64%, compared to the prior year. This, however, only reflects actual balances outstanding, which excludes commitments. The total commercial real estate loan portfolio, including balances outstanding and unfunded loan commitments, totaled $7.6 billion at June 30, 2005.

Commercial Real Estate Loans and Unfunded Commitments
	June 30, 2005		December 31, 2004		June 30, 2004
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Funded commercial real estate loans, net	3,429,638	45%	$2,632,921	50%	$2,095,544	52%
Commitments:
Loans - unfunded portion	3,393,374	44	2,575,519	48	1,387,141	34
Commitment letters (1)	811,116	11	88,000	2	544,840	13
Letters of credit	5,889	—	12,937	—	30,170	1
Total	$7,640,017	100%	$5,309,377	100%	$4,057,695	100%

(1)Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending tableof this report, included in the amounts labeled as Commitments Accepted and Commitments Offered .

Corus’ commitments are primarily comprised of unfunded portions of commercial real estate senior construction loans. While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

Commercial Real Estate Loans - Originations
Corus originated 53 loans with commitments aggregating $2.9 billion in the first six months of 2005, which more than doubles the commitment amount of $1.2 billion from the 30 loans originated in the first six months of 2004. An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). The non-construction loans are largely funded at the time of closing. In contrast, construction loan funds are often not drawn by the borrower at the closing but rather over an extended period of time as the project is built. Attempting to use loan originations to forecast loan growth is not advisable due to the complicated interplay between funding of new originations and the paydowns and payoffs on loans originated in previous periods.

Commercial Real Estate Loans - Paydowns/Payoffs
Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $1.1 billion in both the six-month periods ended June 30, 2005 and 2004. The timing of loan paydowns is inherently difficult to predict. With that said, we expect that over the longer term our paydowns will generally trend higher as our loan portfolio increases in size.

The following tables break out commercial real estate loans by size, property type, and location:

Commercial Real Estate Loans - By Size
(dollars in millions)	As of June 30, 2005
	# of	Total Commitment(1)
	Loans	Amount	%
$100 million and above	13	$1,519	20%
$80 million to $100 million	15	1,277	17
$60 million to $80 million	17	1,196	16
$40 million to $60 million	37	1,825	24
$20 million to $40 million	41	1,175	15
$1 million to $20 million	74	668	9
Less than $1 million	NM	23	-
Deferred fees/other discounts	N/A	(43)	(1)
Total	197	$7,640	100%

Commercial Real Estate Loans - By Property Type
(dollars in millions)	As of June 30, 2005
	# of	Total Commitment(1)
	Loans	Amount	%
Condominium	138	$6,662	87%
Hotel	22	417	6
Office	10	260	3
Rental apartment	8	185	3
Other	19	136	2
Loans less than $1 million	NM	23	-
Deferred fees/other discounts	N/A	(43)	(1)
Total	197	$7,640	100%

NM - Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loans - By Major Metropolitan Area
(dollars in millions)	As of June 30, 2005
	# of	Total Commitment(1)
	Loans	Amount	%
Florida:
Miami/South East Florida	16	$883	12%
Other Florida	17	907	12
Florida Total	33	1,790	24

California:
Los Angeles	19	633	8
San Diego	14	544	7
San Francisco	4	144	2
Sacramento	1	45	1
California Total	38	1,366	18

Washington, D.C.(2)	28	1,237	16

New York City	27	1,064	14

Las Vegas	12	834	11

Chicago	24	412	5

Atlanta	8	330	5

Texas:
Houston	7	188	2
Dallas	2	10	-
Texas Total	9	198	2

Other (3)	18	429	6
Loans less than $1 million	NM	23	-
Deferred fees/other discounts	N/A	(43)	(1)
Total	197	$7,640	100%

NM - Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

Commercial Real Estate Loans Pending
Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Discussion Pending is in its earliest stages.

Commercial Real Estate Loans Pending
(dollars in millions)	June 30, 2005		December 31, 2004		June 30, 2004
	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount
Commitment Accepted (1)	6	$519	2	$53	2	$67
Commitment Offered (1)	8	304	1	35	9	478
Application Received	18	945	14	794	15	643
Application Sent Out	14	1,048	18	1,175	8	403
Term Sheet Issued	37	2,684	45	2,626	35	2,286
Discussion Pending	—	—	—	—	2	73
Total	83	$5,500	80	$4,683	71	$3,950

(1) Pending loans for which commitment letters have been issued. These amounts are also included in the Commercial Real Estate Loans and Unfunded Commitments table of this report.

In total, loans pending have increased significantly from the same period in 2004. It has been the Company’s experience that pending loans that reach the Application Received stage are highly likely to ultimately close.

Commercial Lending
Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Other Lending
With regard to the remaining portfolio, residential first mortgage, home equity, and student loan balances continue to decline as the Bank allows these portfolios to “run-off.” Minimal new originations are expected.

Asset Quality

Nonperforming Assets
Nonperforming assets were as follows:

(in thousands)	June 30 2005	December 31 2004	June 30 2004
Nonperforming loans:
Nonaccrual	$6,812	$76	$7,090
Troubled debt restructurings	22,399	23,479	8,496
Loans 90 days or more past due	5,377	5,675	2,367
Total nonperforming loans	34,588	29,230	17,953
Other real estate owned	-	44	130
Total nonperforming assets	$34,588	$29,274	$18,083

Nonperforming loans/Total loans	0.97%	1.05%	0.81%
Nonperforming assets/Total assets	0.53%	0.58%	0.47%

Total nonperforming assets increased by $5.3 million from December 31, 2004. The increase relates to a $6.7 million mezzanine loan which was recently placed on nonaccrual. The loan is collateralized by a condominium construction project for which Corus also has $22.2 million senior construction loan ($19.7 million funded, $2.5 million unfunded). While the project has experienced certain difficulties, including the cancellation of a lease for a major retail tenant and cost overruns, Corus believes there is adequate collateral to repay the loan and no loss is expected.

Total nonperforming assets include $22.4 million in Troubled Debt Restructurings (“TDRs”). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender’s concession. Typically, the lender’s concession is in the form of a lower interest rate, an extended term, or forgiven principal or interest. A borrower’s concession often comes in the form of loan paydowns, and/or additional collateral or guarantees.

A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve, albeit at somewhat less favorable terms to the lender. The $22.4 million TDR balance represents two hotel loans. These loans are current in terms of required payments and no loss is expected.

Allowance for Credit Losses
The allowance for credit losses is comprised of the allowance for loan losses and a separate liability for credit commitments. The allowance for loan losses is a reserve against loan amounts which are actually funded and outstanding while the liability for credit commitments relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed.

Management believes that the level of the allowance for loan losses was adequate at June 30, 2005. A reconciliation of the activity in the allowance for credit losses and the components thereof is as follows:
	Three Months Ended June 30		SixMonths Ended June 30
(in thousands)	2005	2004	2005	2004
Balance at beginning of period	$38,076	$36,767	$37,882	$36,448
Provision for loan losses	—	—	—	—
Charge-offs	(88)	(193)	(216)	(428)
Recoveries	430	422	752	976
Balance at June 30	$38,418	$36,996	$38,418	$36,996

Components:
Allowance for loan losses	$33,418	$36,996	$33,418	$36,996
Liability for credit commitments	5,000	—	5,000	—
Total Allowance for Credit Losses	$38,418	$36,996	$38,418	$36,996

Loans at June 30	$3,573,621	$2,229,448	$3,573,621	$2,229,448
Allowance for loan losses as a percentage of loans	0.94%	1.66%	0.94%	1.66%

Deposits

The following table details the composition of deposit products by type:

(in thousands)	June 30 2005		December 31 2004		June 30 2004
Retail certificates of deposit	$2,851,103	52%	$1,244,448	30%	$541,570	18%
Money market	1,483,891	27	1,661,395	41	1,239,645	42
Brokered certificates of deposit	425,068	8	507,919	12	537,644	18
NOW	300,708	5	288,158	7	252,420	8
Demand	276,561	5	235,700	6	239,995	8
Savings	158,589	3	162,532	4	169,447	6
Total	$5,495,920	100%	$4,100,152	100%	$2,980,721	100%

Deposits continued to grow in the second quarter of 2005, resulting in year-to-date net growth of $1.4 billion. The growth in deposits is primarily the result of the Bank’s marketing efforts to both individuals and businesses at market-leading rates.

Long-Term Debt - Subordinated Debentures

During the second quarter of 2005, Corus formed a wholly owned finance subsidiary for the sole purpose of issuing $25 million in Trust Preferred securities. Including this most recently formed subsidiary, Corus now has nine such entities.

The nine trusts sold a combined $297.5 million of Trust Preferred securities via private placements, the proceeds of which, combined with $9.2 million in proceeds from the issuance of Common Securities to Corus, were “lent” to Corus and secured by subordinated debentures (subordinate to all other debt of the Company but senior to common stock) issued by Corus to the trusts totaling $306.7 million. The net proceeds received by Corus ($297.5 million) were, in turn, infused into the Bank as additional capital, thus increasing the Bank’s legal lending limit. Note that the terms for both the Trust Preferred securities and the subordinated debentures (the “Notes”) are essentially identical.

Trust Preferred securities have several unique attributes. One of the most notable, and the key to the widespread issuance of Trust Preferred securities, is that the Federal Reserve has historically allowed bank holding companies to include, up to certain limits, Trust Preferred securities in the regulatory calculation of capital (what is known as “Tier 1” capital) while providing the issuer with a tax deductible funding vehicle. In addition, Trust Preferred securities have no financial covenants (except in the event that the Company ever opts to defer payments, as described below) and are not “puttable” back to Corus.

The Notes are callable at par, subject to prior approval by the Federal Reserve Board, at any time commencing on the fifth anniversary of their issuance, or sooner in certain specific events, including in the event that the financing is not eligible for treatment as Tier 1 capital. In addition, interest on the Notes may be deferred at any time or from time to time for a period not exceeding 20 consecutive quarterly payments, and such deferral would not constitute an event of default. (It would be an event of default if Corus were to defer interest payments for 20 consecutive quarters and then not pay all accrued interest and principal at the end of that 20th quarter.) If Corus elects to defer interest on the Notes, or if a default occurs, Corus will generally not be able to declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Corus’ common stock. This deferral option was not negotiated by Corus, but rather is a standard and required feature of Trust Preferred securities in order for the Federal Reserve to allow such instruments to be counted in capital at the bank holding company. While this deferral option is present, Corus does not anticipate that it would be utilized.

The Notes all mature 30 years from their respective issuance dates and include interest rates ranging from LIBOR plus 1.56% to LIBOR plus 3.10%, resetting quarterly. Combined issuance fees for the trusts totaled $1.6 million and are being amortized over the 30-year lives of the respective securities. Finally, Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the Trust Preferred securities.

Other Borrowings

Corus has a revolving line of credit for up to $80 million at an interest rate of LIBOR plus 140 basis points. A fee at an annual rate of ¼ % of the average unused commitment is due quarterly. The line of credit matures on March 31, 2008, and is collateralized by 100% of the common stock of the subsidiary Bank. The line of credit is intended to be available to the holding company to fund commitments it has with respect to loan participations entered into with the Bank. As of June 30, 2005, Corus had no outstanding balance under this line of credit.

Liquidity

Corus’ liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times as well as meeting Corus’ financial obligations. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal.

Bank Holding Company
The primary uses of cash at the parent company are the payment of dividends to shareholders, interest and principal payments on debt, share repurchases, and the payment of operating expenses. The parent company’s primary source of cash to meet these needs is dividends from the Bank. The Bank’s ability to pay dividends is dependent on its ability to generate earnings and to meet various regulatory restrictions. At June 30, 2005, the Bank had $112.9 million available to pay in dividends to the parent company without prior regulatory approval while maintaining capital levels that would be classified as “well-capitalized” by the banking regulators. This is the highest possible classification.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“Act”), a major overhaul in the laws, and resulting regulations, that govern banks, introduced many new legal and regulatory frameworks. Some of the more significant aspects of the Act are the provisions collectively referred to as Prompt Corrective Action (“PCA”). The PCA provisions were motivated by a Congressional desire to reduce the potential for future regulatory/supervisory forbearance and, hopefully, failure costs in the banking industry. What this means, among other things, is that banking regulators have the legal authority to reduce the capital classification of a bank below what the numerical capital ratios would otherwise indicate. Stated differently, the Bank’s capital classification is determined solely for the purpose of applying PCA and that classification may not constitute an accurate representation of the Bank’s overall financial condition or prospects.

During the last few years, the parent company has infused cash into the Bank in order to increase the Bank’s capital and thus its legal lending limit, allowing the Bank to make larger commercial real estate loans. The funds used to support these infusions have largely come from issuances of “pooled” trust preferred securities (see Long-Term Debt - Subordinated Debentures). This pooling structure has allowed Corus to access the capital markets even though it currently has no debt ratings or ratings outlook from any of the major ratings agencies. To the extent that the Bank’s total loans outstanding grow, and based on management’s internal capital goals (which are higher than regulatory requirements), it is likely that the company would seek to issue additional trust preferred securities in the future. While this has been a reliable source of liquidity in the recent past, there is no assurance that it will be available to Corus in the future.

Also, the parent company enters into loan participation agreements with the Bank for loans that exceed the Bank’s legal lending limit. As of June 30, 2005, the parent company had entered into $49.7 million of loan participations with the Bank, all of which was unfunded at that time. In order to fund these commitments, should any funding be required, the parent company has a revolving $80 million line of credit. Additionally, the parent company has the ability to borrow against its common stock portfolio. It should be noted that “margining” the common stock portfolio would result in a loss of some of the dividend-received deduction associated with these stocks.

Additional sources of liquidity available to the parent company include dividends from its equity securities portfolio, interest and fees earned from loan participations, and cash that could be generated from sales of equity securities.

All of the parent company’s debt is variable-rate and, as such, management cannot say with certainty what interest payments on this debt will be in the future.

Subsidiary Bank
The Bank’s current principal use of cash is to fund commercial real estate loans, both new loans as well as drawdowns of existing unfunded loan commitments. At June 30, 2005, Corus had unfunded loan commitments of $4.2 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of those loan commitments will fund over the next 36 months. The liquidity to fund those commitments will come from normal paydowns on the existing loan portfolio, existing liquid assets, net retail deposit growth (to the extent such occurs), Bank earnings not paid to the parent company as a dividend, and then, if necessary, from issuance of additional brokered certificates of deposit (“BRCD”).

In addition to funding commercial real estate loans, the Bank must retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. Recently, the Bank has experienced significant deposit growth, primarily from certificates of deposit (“CDs”) with maturities of one year or less. These new deposits, as a result of their short-term nature, present greater liquidity risk than do longer term CDs. Furthermore, due to the recent nature of this growth, the Bank has very little account retention information. While the deposit growth has been very strong, deposits could shrink in the future, perhaps materially, and the Bank must stand ready to fund those withdrawals. Towards that end, the Bank internally allocates a substantial pool of its investment securities (“liquidity”) against deposits. Liquidity is allocated against retail deposits in total rather than attempting to assign different liquidity levels by product type, maturity, or other factors.

As of June 30, 2005, BRCD totaled $425 million versus $538 million one year earlier. Due to the growth in retail deposits achieved over the last year, management has opted not to renew maturing BRCD. Corus’ ability to issue BRCD in the future could be limited if, among other reasons, the Bank were to experience credit problems or fail to maintain its well-capitalized status. To mitigate the liquidity risk of such an event, the Bank staggers BRCD maturities over many years.

Commercial Real Estate Risk Analysis

The following disclosure is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur. The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off. This point bears repeating - the POD and LGD estimates are not based on today's market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession. Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

As a proxy for the potential cash flow and/or values of the underlying real estate, management uses, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980's and early 1990's. The analysis assumes, based on information collected from various regulatory and industry sources, that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and typically assumes that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Additionally, while this system of analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession. While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated. Note that this analysis is not predicated upon when, or how often, serious recessions may occur, but rather upon the anticipation of such events.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur.

(in millions)	June 30 2005	December 31 2004	June 30 2004
CRE Loans & Unfunded Commitments
CRE loans outstanding	$3,430	$2,633	$2,096
Unfunded commitments	4,210	2,676	1,962
CRE loans & unfunded commitments	$7,640	$5,309	$4,058

Potential Defaults & Losses
CRE loans & unfunded commitments	$7,640	$5,309	$4,058
Probability of Default (POD) (1)	15%	15%	15%
Potential CRE loans that could default	1,183	818	609
Loss Given Default (LGD) (1)	17%	17%	16%
Potential losses that could occur	$206	$143	$97

Nonperforming Loans
Potential CRE loans that could default	$1,183	$818	$609
Potential losses that could occur	(206)	(143)	(97)
Potential remaining CRE nonperforming loans	$977	$675	$512

(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

The internal loan rating system projects that under a stress scenario, the Bank could have $1.2 billion of defaulted CRE loans and $206 million of these loans would be charged off. While these are large figures, it is essential to understand that the Bank underwrites all of its CRE loans with the potential for such a recession in mind. In fact, management assumes serious recessions will occur approximately every ten years (although they could well occur more frequently). Based on such a frequency, the projected $206 million of charge-offs would represent an annualized “economic” loss expense of $20.6 million, or 0.27% of Corus’ total loan commitments of $7.6 billion. The Bank factors in such an economic loss expense, based on each loan’s particular attributes, when underwriting all CRE loans. While the Bank has yet to experience a large amount of nonperforming loans or charge-offs, our planning anticipates that it will occur and we have already factored this potential “cost” into the profitability of our loans.

Please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty. This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future. While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

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